Exhibit 99.1

CONTACTS:	For Immediate Release
Michael Lawson, Investors, (513) 763-1992	Jan. 12, 2009
Lori Dorer, Media, (513) 345-1685

Kendle Revises Full Year 2008 Guidance

CINCINNATI, Jan. 12, 2009 – Kendle (Nasdaq: KNDL) a leading, global full-service clinical research organization, today announced revised financial expectations for the full year 2008.

The Company now expects full year 2008 net service revenues to be in the range of $475 million to $480 million, down from the previous range of $485 million to $500 million, primarily due to the strengthening U.S. dollar.  Earnings per share for 2008 are expected to be in the range of $2.12 to $2.20 per diluted share compared to previous guidance of $2.10 to $2.25.

Amidst challenges across the industry resulting in a softening RFP flow, the Company expects to report a fourth quarter net book-to-bill ratio of approximately 1.3 to 1.

Kendle is scheduled to provide its next financial update for the fourth quarter and full year ended Dec. 31, 2008 on Feb. 25, 2009, at 8:30 a.m. (EST).

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services, we offer experience spanning 90 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Kendle was recognized by FORTUNE magazine as one of the 100 fastest- growing companies in the United States for 2008. The company also has been recognized as "Top CRO to Work With" in the Thomson CenterWatch 2007 survey of U.S. investigative sites and among the "Top CROs in Europe” in the 2008 survey of European sites.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby.  Such forward-looking statements include, but are not limited to, revenue and earnings expectations for the fourth quarter and entire year of 2008.  Kendle cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include (a) continued fluctuation in the exchange rate of the U.S. dollar; (b) changes in the markets for the Company’s service offerings; (c) changes in the market for customers’ products; and (d) other risks as detailed from time to time in Kendle’s SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

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